EXHIBIT 10.24
[WorldGate Letterhead]

April 10, 2009

Via E-mail

Mr. Christopher Vitale
[address]

Dear Chris:

I am delighted to extend this offer of employment to you for the full-time, exempt position of  General Counsel and Secretary of WorldGate Communications, Inc. (together, the “Company”). Details of this offer are contained below:

•	Reporting: You will report directly to the Company’s Chief Executive Officer and its Chairman.

•	Salary: Your starting salary will be $8,076.90, paid bi-weekly, which equates to $210,000 annually.

•
Severance:  You will be entitled to severance payments in the amount of six (6) months’ salary and benefits continuation should (i) the Company terminate your employment for any reason without Cause or (ii) you terminate your employment with the Company for Good Reason.

“Cause” shall be determined in good faith by the Company, and shall mean: (i) your willful or continued misconduct (provided that the Company shall provide you with written notice of any continued misconduct, and you shall have 5 business days from the date of such notice to cure such continued misconduct), breach of fiduciary duty or gross negligence in the performance (or failure thereof) of your duties; (ii) your intentional failure or refusal to perform lawfully assigned duties consistent with your position; (iii) your material breach of this Agreement; or (iv) your conviction of or entering a plea of nolo contendere to any felony or any crime (whether or not a felony) involving dishonesty or fraud; provided, however, that the Company shall provide you with written notice of any failure or breach described in clauses (ii) or (iii) of this definition, and you shall have 5 business days from the date of such notice to cure such failure or breach and, provided further, that your mental or physical incapacity due to illness, accident or otherwise, shall not constitute “Cause” as defined herein.

“Good Reason” shall mean a termination of your employment with the Company by you because the Company has changed its principal office or work place to a location more than 50 miles from Havertown, Pennsylvania.  In the event that you wish to terminate your employment for Good Reason you must let the Company know that in writing not less than 30 days before the event constituting Good Reason.

•
Stock Option Plan:  The Board of Directors of WorldGate Communications, Inc. intends to create, approve and adopt a new 2009 WorldGate Employee Stock Option Plan as soon as is practically possible.  The board anticipates that this new employee stock option plan will include options that vest over four (4) years, and which will have a strike price to be set by the board based on their fair market value as of the date of their grant. As and when such plan is approved, adopted, and implemented, if you are employed by the Company at such time, you will be awarded 500,000 options to purchase shares of WorldGate Communications, Inc. under the plan.

•
Cash Bonus Plan:  As with a new stock option plan, the board also intends to create a cash incentive bonus plan for the Company’s employees, which will contain objectives that, if and when achieved by the Company, will reward employees with cash compensation. As and when such new cash bonus plan is implemented, you will participate in it at the executive level.

•
Benefits:  As a full-time employee, you will be eligible for participation in our health plan and all welfare benefits sponsored by the Company.  These benefits are effective the first of the month following your date of employment. In addition, you will be eligible to participate in the Company’s 401(k) Employee Savings Plan, once any eligibility criteria are met.

•
Combined Time Off:  CTO (which includes sick, personal and vacation days) will accrue starting your first day of employment.  You will accrue 7.67 hours semi-monthly based on your start date.  This equates to approximately 24 days, or four (4) weeks, annually.  Your first opportunity to take compensated time off would be one month after your start date.  You will be eligible for paid company designated holidays on your first day of employment.  You will accrue additional time off once you reach your five year anniversary.  CTO time expires annually and does not carry over if not used.

•
Formal Employment Contracts: The Company has typically not entered into formal employment contracts with its executives and currently does not plan to do so. If the employment terms of other executives do become memorialized in formal employment contracts, and you wish that your terms be so memorialized as well, the Company will be happy to do so.

•
Technology and Reference Materials:  The Company will provide you with or allow you to purchase (which will be promptly reimbursed by the Company), as you determine is necessary (1) appropriate technology items, including a laptop computer, mobile laptop broadband equipment and service and mobile handheld device (such as a Blackberry or Treo) and service, and (2) relevant and appropriate reference materials for you to perform your responsibilities as General Counsel and Secretary.

•
Board Appointment:  The Board of Directors of WorldGate Communications, Inc. will, as soon as it is practically possible, appoint you as an officer of WorldGate Communications, Inc. with the title of General Counsel and Secretary.

This offer is contingent upon the receipt of your signed acceptance of this letter and the successful completion of your background investigation.  Please note that this letter does not constitute a contract of permanent employment. Employees are employed by the Company in an at-will employment relationship, and may be terminated by either the Employee or the Company at any time, with or without notice, except as provided herein, with or without Cause, and for any reason or no reason at all.

We are hoping that you can start on Monday, April 27, 2009.  On your first day, you should report to the Company’s facility at 9:00 a.m., located at 3190 Tremont Avenue, Trevose, PA  19355.  Ask for Joel Boyarski upon your arrival. In order to facilitate the hiring process, please be prepared to provide documentation that establishes your employment eligibility to work in the U.S. (in accordance with the Immigration Reform and Control Act of 1986).  Your US passport is best.

If you agree with the conditions stated above, please sign below and fax to 704-260-3304 or email to legal@wgiinvestor.com.

If you have any questions, please contact me at 704-260-3333.  Welcome to WorldGate!  I am looking very much forward to working with you, and I know the board is looking forward to your contributions to the Company’s future successes.

Sincerely,

/s/ Robert Stevanovski

Robert Stevanovski,
Chairman of the Board
WorldGate Communications, Inc.

Accepted By: /s/ Christopher V. Vitale	Date: 4/10/2009